EXHIBIT 21

SUBSIDIARIES OF FIRST ALBANY COMPANIES INC.

COMPANY NAME	STATE OF INCORPORATION

FIRST ALBANY CAPITAL INC.	NEW YORK

FA ASSET MANAGEMENT INC.	NEW YORK

FIRST ALBANY ENTERPRISE FUNDING, INC.	DELAWARE

FA TECHNOLOGY VENTURES CORPORATION	DELAWARE

FAC MANAGEMENT CORPORATION	NEW YORK